SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)

BARRACUDA NETWORKS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

068323104

(CUSIP Number)

12/31/14

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 12 Pages

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CUSIP No. 068323104	Page 2 of 12 Pages

1	Name of reporting person SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,156,342
	7	Sole dispositive power 0
	8	Shared dispositive power 1,156,342
9	Aggregate amount beneficially owned by each reporting person 1,156,342
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 2.2%
12	Type of reporting person PN

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CUSIP No. 068323104	Page 3 of 12 Pages

1	Name of reporting person SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 157,687
	7	Sole dispositive power 0
	8	Shared dispositive power 157,687
9	Aggregate amount beneficially owned by each reporting person 157,687
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.3%
12	Type of reporting person PN

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CUSIP No. 068323104	Page 4 of 12 Pages

1	Name of reporting person SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,314,029 shares of which 1,156,342 shares are directly held by SCFF and 157,687 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
	7	Sole dispositive power 0
	8	Shared voting power 1,314,029 shares of which 1,156,342 shares are directly held by SCFF and 157,687 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
9	Aggregate amount beneficially owned by each reporting person 1,314,029
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 2.5%
12	Type of reporting person OO

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CUSIP No. 068323104	Page 5 of 12 Pages

1	Name of reporting person SEQUOIA CAPITAL GROWTH FUND III, L.P. (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 5,437,232
	7	Sole dispositive power 0
	8	Shared dispositive power 5,437,232
9	Aggregate amount beneficially owned by each reporting person 5,437,232
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 10.4%
12	Type of reporting person PN

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CUSIP No. 068323104	Page 6 of 12 Pages

1	Name of reporting person SEQUOIA CAPITAL GROWTH PARTNERS III, L.P. (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 40,894
	7	Sole dispositive power 0
	8	Shared dispositive power 40,894
9	Aggregate amount beneficially owned by each reporting person 40,894
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person PN

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CUSIP No. 068323104	Page 7 of 12 Pages

1	Name of reporting person SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 184,639
	7	Sole dispositive power 0
	8	Shared dispositive power 184,639
9	Aggregate amount beneficially owned by each reporting person 184,639
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.4%
12	Type of reporting person OO

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CUSIP No. 068323104	Page 8 of 12 Pages

1	Name of reporting person SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

5,662,765 shares of which 5,437,232 shares are directly held by SCGF III, 40,894 shares are directly held by SCGP III and 184,639 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	Sole dispositive power 0
8

Shared dispositive power

5,662,765 shares of which 5,437,232 shares are directly held by SCGF III, 40,894 shares are directly held by SCGP III and 184,639 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	Aggregate amount beneficially owned by each reporting person 5,662,765
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 10.8%
12	Type of reporting person OO

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CUSIP No. 068323104		Page 9 of 12 Pages

ITEM 1.

(a)	Name of Issuer:	Barracuda Networks, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3175 S. Winchester Blvd.
Campbell, CA 95008

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

Sequoia Capital Growth Fund III, L.P.

Sequoia Capital Growth Partners III, L.P.

Sequoia Capital Growth III Principals Fund LLC

SCGF III Management, LLC

SCFF LLC is the General Partner of SCFF and SCFP. SCGF III LLC is the General Partner of each of SCGF III and SCGP III, and the Managing Member of SCG III PF.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SCFF LLC, SCFF, SCFP, SCGF III LLC, SCGF III, SCGP III, SCG III PF: Delaware

(c)	Title of Class of Securities:	Common Stock

(d)	CUSIP Number:	068323104

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

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CUSIP No. 068323104		Page 10 of 12 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

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CUSIP No. 068323104		Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2015

Sequoia Capital Franchise Fund, L.P.
Sequoia Capital Franchise Partners, L.P.

By:	SCFF Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCFF Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth Fund III, L.P.
Sequoia Capital Growth Partners III, L.P.

By:	SCGF III Management, LLC,
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund LLC

By:	SCGF III Management, LLC,
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

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CUSIP No. 068323104		Page 12 of 12 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Barracuda Networks, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 10, 2015

Sequoia Capital Franchise Fund, L.P.
Sequoia Capital Franchise Partners, L.P.

By:	SCFF Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCFF Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth Fund III, L.P.
Sequoia Capital Growth Partners III, L.P.

By:	SCGF III Management, LLC,
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund LLC

By:	SCGF III Management, LLC,
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member